Exhibit 99.1

B&G Foods Announces Agreement to Acquire
Pirate Brands, including Pirate’s Booty®

Parsippany, N.J., June 10, 2013 —B&G Foods, Inc. (NYSE: BGS) announced today that it has entered into an agreement to acquire Robert’s American Gourmet Food, LLC dba Pirate Brands, a leader in the all-natural snack foods category, from VMG Partners, Driven Capital Management, founder Robert Ehrlich and certain other entities and individuals, for approximately $195 million in cash.

“We are delighted to add Pirate Brands, including the iconic Pirate’s Booty, to the B&G Foods family of brands.  The acquisition of this business and its collection of growing natural snack foods, marks the second addition to our snack foods portfolio since we entered the category last October,” said David L. Wenner, President and Chief Executive Officer of B&G Foods.

“VMG Partners and Driven Capital Management, under the leadership of Mike Repole, have done an outstanding job with Pirate Brands over the past five years, building upon the fun, innovative, all-natural brand originated by Robert Ehrlich in 1987.  We look forward to continuing to bring consumers great-tasting, all natural snack foods they have come to love and expect from Pirate Brands,” continued Mr. Wenner.

“Consistent with our acquisition strategy, we expect the acquisition to be immediately accretive to our earnings per share and free cash flow.”

Pirate Brands’ deliciously baked, all-natural, trans fat and gluten free snack brands include Pirate’s Booty, Smart Puffs and Original Tings.  B&G Foods projects that following the acquisition, Pirate Brands will generate net sales of $80 million to $90 million and adjusted EBITDA of $18 million to $20 million on an annualized basis after the business is fully integrated into B&G Foods.

B&G Foods intends to fund the acquisition with the remaining net proceeds of its recently completed senior notes offering and additional revolving credit borrowings under its credit agreement.  B&G Foods expects the acquisition to close in July 2013, subject to regulatory approval and the satisfaction of customary closing conditions.

Conference Call

B&G Foods will host a conference call to discuss the acquisition at 9:00 a.m. ET on Monday, June 10, 2013.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 337-8192 for U.S. callers or (719) 457-2086 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 3819539. The replay will be available from June 10, 2013 through June 24, 2013.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include without limitation statements related to the planned acquisition of Pirate Brands and the timing thereof; and the expected impact of the acquisition, including without limitation the expected impact on B&G Foods’ earnings per share growth, net sales, adjusted EBITDA and free cash flow.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2012 filed on February 26, 2013.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214